Exhibit 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Paper, Inc. Reports 2004 Full Year

and Fourth Quarter Results

ALPHARETTA, GEORGIA – March 23, 2005 (NYSE:NP) – Neenah Paper today reported a net loss of $26.4 million, or $1.79 per diluted common share, for the full year 2004, including after-tax charges of $72.0 million for the previously announced impairment of Terrace Bay pulp assets and $2.9 million for one-time transaction costs incurred prior to the spin-off and assigned to Neenah Paper.  Net income for 2003 was $38.9 million or $2.64 per diluted common share. Neenah Paper operations were part of Kimberly-Clark through November 30, 2004 and consequently results do not fully reflect changes for higher pulp discounts, corporate costs and interest expense expected as a stand-alone company.

Net sales for 2004 of $772.1 million increased 9 percent from $710.3 million in 2003 primarily as a result of increased pulp prices and higher paper volumes. Net sales for 2004 increased in all three segments, with fine paper growing 5 percent, technical paper up 9 percent and pulp increasing 11 percent. Amounts for both years reflected a change to reclassify freight costs, which increased both net sales and cost of sales, to be in conformity with generally accepted accounting principles.

Operating loss for 2004 was $39.9 million, including pre-tax charges of $112.8 million for impairment and $4.5 million for spin-off related transaction costs. 2003 operating income was $63.3 million. Year-over-year operating results, excluding the impact of impairment and transaction costs, increased primarily due to growth in paper volumes, increased selling prices for pulp and improved paper mill operations, partially offset by the impact of a stronger Canadian dollar and higher pulp manufacturing costs.  For 2004, operating income for fine paper increased 6 percent and technical paper grew more than 30 percent. Operating losses in pulp were $120.5 million, including the $112.8 million impairment charge. The 2003 operating loss for pulp was $16.5 million.

The 2004 year-end balance sheet includes cash and cash equivalents of $19.1 million and long-term debt of $225 million. There were no outstanding borrowings against the company’s revolving credit facility as of December 31, 2004. Cash provided from operations of $76.0 million in 2004 increased from $73.6 million in 2003. Capital expenditures in 2004 were $19.1 million and depreciation totaled $35.8 million.

FOURTH QUARTER RESULTS

Fourth quarter 2004 results reflect a $69.7 million net loss, or $4.73 per diluted common share, including the $72.0 million after-tax charge for the impairment and $1.8 million for spin-off transaction expenses in the quarter. Net income was $14.2 million or $0.97 per diluted common share in the fourth quarter of 2003. Interest expense in the fourth quarter of 2004 was $1.4 million and began in the month of December.

Net sales for the 2004 fourth quarter totaled $177.4 million and included the one-time impact of a change in contractual terms for pulp sales to Kimberly-Clark, which affected the timing of recognition of revenue and reduced December sales by approximately $12.9 million. Excluding this impact, net sales increased $7.8 million, or 4 percent, versus the fourth quarter of 2003. The increase was primarily a result of volume growth in paper and higher selling prices for pulp. For the 2004 fourth quarter, fine paper net sales increased 9 percent, technical paper net sales were up 1 percent and pulp net sales, excluding the impact from the change in terms, were up 5 percent.

Fourth quarter of 2004 gross profit was $22.8 million compared to $31.8 million in the fourth quarter of 2003.  The positive impact of increases in the paper businesses and higher pulp selling prices in the fourth quarter of 2004 was offset by the impact of a stronger Canadian dollar and higher pulp manufacturing costs, the latter which increased versus the prior year as a result of the timing of annual maintenance shutdowns and higher costs for certain raw materials and energy.

Fourth quarter 2004 operating loss, including the $112.8 million impairment charge and $2.8 million of transaction costs, was $109.3 million. Operating income was $22.1 million in the fourth quarter of 2003. In addition to the impairment charge, the change from 2003 was due to both the lower gross profit and higher selling, general and administrative, and other expenses in 2004. These latter expenses increased from $9.7 million in the fourth quarter 2003 to $19.3 million in 2004. Reasons for the increase include the $2.8 million of transaction expenses, $5.1 million of additional expenses as a stand-alone company and to support growth in paper, and a $1.7 million increase in other expenses, net, primarily due to foreign currency losses resulting from the strengthening of the Canadian dollar.

2005 OUTLOOK

Commenting on the outlook for 2005, Sean Erwin, Chairman and CEO said, “We are very pleased with the top and bottom line growth in our paper businesses, as well as the programs that have been developed to sustain this in 2005. The recently announced introduction of the EAMES™ Fine Papers Collection represents one of the most exciting brand launches ever for the Neenah Paper fine paper business. While our focus remains on premium branded products, which represent over 80 percent of our portfolio, we will also be using our available low-cost capacity to pursue large orders in areas such as corporate annual reports, and premium direct mail campaigns. These orders may have lower price points, but provide important incremental profit opportunities.”

“Our focus in pulp remains on improving the cost position of Terrace Bay and building our capability as a market pulp supplier. We are beginning to execute our plans to enhance our long-term competitive position, including the recently announced closure of the No. 1 Mill at Terrace Bay, as well as working more closely with the Ministry of Natural Resources in Ontario and others to address both wood cost and supply. External conditions were difficult in the fourth quarter for pulp, and while recent increases in market prices have contributed to improved conditions, 2005 is still expected to challenging, as the Canadian dollar, currently at around $0.83, is much stronger than 2004’s average rate of approximately $0.77 and does not show signs of weakening. In addition, many external forecasts indicate pulp prices are expected to start falling in the latter half of the year.”

“Across all of our businesses, we are seeing increased prices for certain raw materials, such as latex, and also for energy. We have an active productivity and cost savings program and we hope to achieve cost improvements to help offset these cost increases.”

“Finally, we continue to carefully manage cash flows and were pleased to start the year with a relatively strong cash balance and without any draw on our revolving credit line. Capital spending is being prudently managed and we now expect spending to be about $40 million in 2005 and 2006, approximately $10 million below previous estimates for each year. Certain investments planned in Terrace Bay are being deferred until we realize other non-capital improvements necessary for the long term success of this business, and the environmental project at Pictou will most likely be delayed to allow regulatory bodies and other interested parties additional time to evaluate the project.”

2005 reported earnings for Neenah Paper as a stand-alone company will differ from 2004 results, which reflected eleven months as part of Kimberly-Clark. Primary areas of difference are due to higher discounts for pulp sales to Kimberly-Clark, increased ongoing corporate costs of approximately $14 million, $7.5 million of incremental spending in 2005 for transition services, and interest expense.

Effect of Special Items in 2004 Results

As discussed above, special items for the full year 2004 included after-tax charges of $72.0 million for the impairment of Terrace Bay pulp assets and $2.9 million for spin-off related transaction costs, which in total equated to an impact of $5.09 per diluted common share. Additionally, 2004 full year results did not reflect changes expected as a stand-alone company for higher pulp discounts to Kimberly-Clark and interest expense, except for the month of December 2004. Had the new pulp discounts to Kimberly-Clark been in place for the first eleven months, net sales and operating income would each have been $25.6 million lower. Similarly, 2004 full year results would have included approximately $17 million for an additional eleven months of interest expense and amortization. The combined effect had the pulp discounts and interest and amortization expense been in place for the full year would have increased 2004 net losses by $27.5 million, or $1.86 per diluted common share.

Likewise, for the fourth quarter of 2004, results included after-tax charges of $72.0 million for the impairment of Terrace Bay pulp assets and $1.8 million for spin-off related transaction costs, which in total equated to an impact of $5.01 per diluted common share in the fourth quarter of 2004. Additionally, 2004 fourth quarter results did not reflect changes expected as a stand-alone company for higher pulp discounts to Kimberly-Clark and interest expense, except for the month of December 2004. Had the new pulp discounts to Kimberly-Clark been in place for October and November, net sales and operating income would each have been $4.2 million lower. Similarly, fourth quarter 2004 results would have included approximately $3.3 million for an additional two months of interest expense and amortization. The combined effect had the pulp discounts and interest and amortization expense been in place for the full year would have increased 2004 fourth quarter net losses by $4.8 million, or $0.32 per diluted common share.

CONFERENCE CALL

Neenah Paper’s conference call to discuss fourth quarter and full year 2004 earnings and other matters of interest to investors and analysts will be held at 11 a.m. (EST) on March 24.  The call will be simultaneously broadcast over the World Wide Web and stockholders and others are invited to listen to the live broadcast by following the instructions set out in the Investors section of the company’s Web site (www.neenah.com). A replay of the call will be available at the same site through April 29.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, changes in U.S./Canadian dollar currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the ability of the company to realize anticipated cost savings. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

	For the Quarters ended December 31,		For the Years ended December 31,
	2004	2003	2004	2003

Net Sales	$177.4	$182.5	$772.1	$710.3
Cost of products sold	154.6	150.7	647.9	602.4
Gross Profit	22.8	31.8	124.2	107.9
Selling, general and administrative expenses(1)	16.1	8.2	45.8	34.6
Asset impairment loss(1)	112.8	—	112.8	—
Other expense - net	3.2	1.5	5.5	10.0
Operating Income (Loss)	(109.3)	22.1	(39.9)	63.3
Interest expense(2)	1.4	—	1.4	—
Income (Loss) Before Income Taxes	(110.7)	22.1	(41.3)	63.3
Provision (benefit) for income taxes	(41.0)	7.9	(14.9)	24.4
Net Income (Loss)	$(69.7)	$14.2	$(26.4)	$38.9

Earnings (Loss) Per Common Share:
Basic	$(4.73)	$0.97	$(1.79)	$2.64
Diluted	$(4.73)	$0.97	$(1.79)	$2.64

Weighted Average Common Shares Outstanding (000s)
Basic	14,738	14,738	14,738	14,738
Diluted	14,738	14,738	14,738	14,738

Notes:

(1)           Unusual items for the full year include pre-tax charges of $112.8 million for the impairment of the Terrace Bay pulp mill. One-time transaction costs associated with the spin-off from Kimberly-Clark of $2.8 in the fourth quarter and $4.5 million for the full year are included in Selling, general and administrative expenses.

(2)           Interest expense only for the month of December 2004

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(In millions)

	For the Quarters ended December 31,		For the Years ended December 31,
	2004	2003	2004	2003
Business Segment Data

Net Sales:
Fine Paper	$55.5	$51.0	$220.8	$210.4
Technical Paper	30.7	30.5	132.3	121.6
Pulp	99.2	107.0	448.6	405.1
Intersegment Sales	(8.0)	(6.0)	(29.6)	(26.8)
Combined Total	$177.4	$182.5	$772.1	$710.3

Operating Income (Loss):
Fine Paper	$16.2	$16.1	$67.0	$63.2
Technical Paper	4.6	5.0	21.9	16.6
Pulp	(124.7)	1.0	(120.5)	(16.5)
Corporate expenses	(5.4)	—	(8.3)	—
Combined Total	$(109.3)	$22.1	$(39.9)	$63.3

Balance Sheet Data

Cash and Cash Equivalents			$19.1	$—
Working Capital(1)			118.4	101.7
Total Debt			225.0	—
Stockholder’s Equity			218.0	433.7
Total Assets			586.6	592.0

Cash Flow Data

Cash Provided By Operating Activities	$14.0	$20.9	$76.0	$73.6
Depreciation and amortization(2)	8.9	9.5	36.0	35.3
Capital expenditures	5.6	7.5	19.1	24.4
Pension contributions(3)	4.2	4.9	16.6	16.2

Notes:

(1)           Working capital consists of all current assets and current liabilities.

(2)           Amortization of approximately $2.1 million a year is expected for bond issuance costs.  Results for 2004 include approximately $0.2 million of such amortization.

(3)           Amounts of cash contributed to pension trusts.